EXHIBIT 99.1

Crimson Exploration Inc. Announces Borrowing Base Redetermination and Maturity Date Extension on Credit Facility
Houston, TX – (BUSINESS WIRE) – June 10, 2010 - Crimson Exploration Inc. (NasdaqGM: CXPO) today announced the borrowing base under its senior secured revolving credit facility (the “Senior Credit Agreement”) was redetermined by its bank group at $100 million, compared to the prior level of $105 million. A maximum of $95 million of the $100 million borrowing base may be utilized until the Company enters into additional hedging agreements that would add an incremental $3 million in present value to the value of its reserve base, discounted at 9% assuming the bank-price deck.  Once the additional hedges are in place, the full $100 million will be available. As of May 31, 2010, the Company had $38 million outstanding under its Senior Credit Agreement, which under the new borrowing base equates to $62 million of total availability.  The next scheduled redetermination date for the borrowing base is November 1, 2010. In conjunction with the borrowing base redetermination process, the Senior Credit Agreement was also amended to extend the maturity date to January 8, 2012.

E. Joseph Grady, Senior Vice-President and Chief Financial Officer, provided the following comments, “Crimson maintains a strong relationship with our bank group and the new borrowing base continues to provide Crimson with adequate liquidity to execute its drilling program for 2010 and 2011.”

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 9,300 net acres in the prospective Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2009, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
   E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.